A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements of Golden Patriot, Corp. on Form S-8 of our report dated July 13, 2005, except as to Note 13, which is as of August 2, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Golden Patriot, Corp. (formerly Boundaries Capital, Inc.) for the year ended April 30, 2005.

/s/ AMISANO HANSON

Amisano Hanson, Chartered Accountants

Vancouver, Canada

October 31, 2005

05/O/GOLDENPATRIOT.CON

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net